FOR RELEASE AT 8 AM EASTERN

Stockgroup Acquires Financial Wireless Assets of Semotus Solutions

(NEW YORK) May 9, 2007 – Stockgroup Information Systems Inc. (OTCBB: SWEB, TSX-V: SWB), a leading financial media company, today announced that it has signed an agreement to purchase the wireless financial information assets of Semotus Solutions Inc. (AMEX:DLK), a Los Gatos, California based provider of mobile enterprise software solutions. The Semotus purchase supports the extension of Stockgroup’s platform consisting of financial analytics, collaborative technologies, and content (aggregated and user generated) to wireless devices and the strategy set by Stockgroup’s January 31, 2007 acquisition of the Mobile Finance Division of TeleCommunication Systems, Inc.

Stockgroups’ newly acquired suite of web-based financial information products are used by both institutional and individual investors. The Semotus Solutions software targets the individual investor, by employing a polling technology that allows users to schedule data delivery at selected intervals or based on triggering events. The polling technology is a cost-effective alternative to streaming market data solutions in markets where the cost of bandwidth and streaming data may be price prohibitive.

“Wireless devices are permeating our culture not only as a means of communications but as a method of creating and receiving information. Individuals are becoming an active part of the information creation process in the financial markets. This acquisition builds on our strategy of allowing individuals through their mobile devices and our platform consisting of collaborative technologies to be able to report live news and content affecting the stock market.” said Marcus New, President and CEO of Stockgroup.

Mr. New continued, “Stockgroup expects to achieve significant synergy with the combination of the Semotus financial products with those recently acquired from TCS. We expect a rewarding and continuing relationship with Semotus to maximize the revenue these products will contribute to both companies over the next two years.”

“I am pleased to have found a home for our financial products. I am looking forward to working with Marcus New and his talented team at Stockgroup. This sale will enable the Semotus team to focus its attention on its flagship product HiplinkXS and the completion of its pending merger with Citytalk.” Stated Mr. LaPine, CEO of Semotus

The acquisition accomplishes three core objectives:

1.	Stockgroup acquires the intellectual property and source code
2.	Stockgroup acquires subscribers that will be migrated to our platform providing incremental revenue
3.	Stockgroup increases its market share and competitive position in the mobile finance industry

Stockgroup has paid to Semotus an undisclosed amount and a monthly royalty on revenue from existing subscribers up to a maximum of 30% for a period of two years.

About Stockgroup Information Systems Inc.

StockgroupTM is a financial media company focused on user-generated content and collaborative technologies. The Stockgroup platform for web-based portfolio management, financial content and wireless market data is licensed to top North American brokerage firms and media companies. The Stockgroup platform is also extended through StockHouse.com, a leading online financial portal owned and operated by Stockgroup. StockHouse.com is home to BullBoardsTM message board – Canada’s largest community of active investors. Recognized for its engaged audience, StockHouse.com provides a sought-after demographic for advertisers.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com, or contact:

Steve Gear

Director of Capital Markets

Stockgroup Information Systems Inc.

Ph: 604.288.2861 | 1.800.650.1211

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.  Forward looking statements in this action may be identified through the use of words such as “expects”,  “anticipates,” “estimates,” “believes,” or statements indicating certain actions “may,” “could,” or “might” occur. This release should be read in conjunction with the audited consolidated financial statements and the accompanying notes thereto, and other parts of Management’s Discussion and Analysis included in our Report on Form 10-KSB filed on www.sec.gov for the year ended December 31, 2006, and other recent periodic reports which are on file with the SEC and available at the SEC website at www.sec.gov.  Stockgroup undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. All forward looking statements are qualified in their entirety by this cautionary statement.

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